Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2024 FISCAL THIRD QUARTER

Sioux Falls, S.D., July 24, 2024 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $41.8 million, or $1.66 per share, for the three months ended June 30, 2024, compared to net income of $45.1 million, or $1.68 per share, for the three months ended June 30, 2023.
CEO Brett Pharr said, “We are very pleased with our results in the first nine months of fiscal 2024 and continue to execute on what we set out to accomplish this year. Our focus on balance sheet management led by risk adjusted returns and continued evolution of our product offerings have helped us deliver solid financial results. We will continue to build on this foundation next year as we execute on our strategy to be the trusted platform that enables our partners to thrive and allows us to grow with them."
Company Highlights
•On April 30, 2024, Pathward Financial was recognized among Keefe, Bruyette & Woods, Inc. (also known as "KBW") honor roll list of the top banks producing "industry-leading and consistent earnings growth for investors."
•During the quarter, Pathward announced the expansion and transformation of its Solutions for Financial Institutions, which previously only provided prepaid cards to banks and credit unions. With this expansion, Pathward can now also provide Commercial Finance Solutions to their business clients that do not qualify for traditional financing or when a product isn’t offered. Pathward also provides Financial Institutions the ability to offer merchant services to business clients.
Financial Highlights for the 2024 Fiscal Third Quarter
•Total revenue for the third quarter was $176.7 million, an increase of $11.5 million, or 7%, compared to the same quarter in fiscal 2023, driven by an increase in net interest income, partially offset by a reduction in noninterest income.
•Net interest margin ("NIM") increased 38 basis points to 6.56% for the third quarter from 6.18% during the same period last year, primarily driven by increased yields on earning assets and an improved earning asset mix from the continued optimization of the portfolio. When including contractual, rate-related processing expense, NIM would have been 4.92% in the fiscal 2024 third quarter compared to 4.88% during the fiscal 2023 third quarter. Servicing fee income on off-balance sheet custodial deposits is not included in this calculation. See non-GAAP reconciliation table below.
•Total gross loans and leases at June 30, 2024 increased $539.7 million to $4.61 billion compared to June 30, 2023 and increased $203.2 million when compared to March 31, 2024. The increase compared to the prior year quarter was due to growth across the commercial finance, consumer finance, and warehouse finance loan portfolios, partially offset by a slight reduction in the seasonal tax services portfolio. The primary driver for the sequential increase was growth in the commercial and warehouse finance loan portfolios, partially offset by a reduction in the consumer finance and seasonal tax services loan portfolios.
•During the 2024 fiscal third quarter, the Company repurchased 286,920 shares of common stock at an average share price of $52.24. As of June 30, 2024, there were 7,382,743 shares available for repurchase under the current common stock share repurchase programs.

Tax Season
For the nine months ended June 30, 2024, total tax services product revenue was $82.0 million, an increase of 3% compared to the same period of the prior year. The increase in revenue was primarily driven by an increase in refund advance fee income, partially offset by decreases in net interest income and refund transfer product fees. Provision for credit losses for tax services portfolio decreased $9.5 million for the nine months ended June 30, 2024 when compared to the same period of the prior year, due to improvements in data analytics, underwriting and monitoring.
Total tax services product income, net of losses and direct product expenses, increased 33% to $47.1 million from $35.3 million, when comparing the first nine months of fiscal 2024 to the same period of the prior fiscal year.
Net Interest Income
Net interest income for the third quarter of fiscal 2024 was $110.9 million, an increase of 14% from the same quarter in fiscal 2023. The increase was mainly attributable to increased yields, higher average interest-earning asset balances and an improved earning asset mix.
The Company’s average interest-earning assets for the third quarter of fiscal 2024 increased by $475.1 million to $6.80 billion compared to the same quarter in fiscal 2023, due to growth in loans and leases, partially offset by a decrease in total investment security balances and a decrease in cash balances. The third quarter average outstanding balance of loans and leases increased $587.4 million compared to the same quarter of the prior fiscal year, due to an increase across all loan portfolios.
Fiscal 2024 third quarter NIM increased to 6.56% from 6.18% in the third fiscal quarter of last year. When including contractual, rate-related processing expense, NIM would have been 4.92% in the fiscal 2024 third quarter compared to 4.88% during the fiscal 2023 third quarter. See non-GAAP reconciliation table below. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 44 basis points to 6.75% compared to the prior year quarter, driven by an improved earning asset mix. The yield on the loan and lease portfolio was 8.56% compared to 8.31% for the comparable period last year and the TEY on the securities portfolio was 3.16% compared to 2.96% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.20% during the fiscal 2024 third quarter, as compared to 0.13% during the prior year quarter. The Company's overall cost of deposits was 0.11% in the fiscal third quarter of 2024, as compared to 0.01% during the prior year quarter. When including contractual, rate-related processing expense, the Company's overall cost of deposits was 1.88% in the fiscal 2024 third quarter, as compared to 1.41% during the prior year quarter. See non-GAAP reconciliation table below.
Noninterest Income
Fiscal 2024 third quarter noninterest income decreased 3% to $65.9 million, compared to $67.7 million for the same period of the prior year. The decrease was primarily driven by a decrease in card and deposit fees. The period-over-period decrease was partially offset by an increase in gain on sale of other and tax services product fees.
The period-over-period decrease in card and deposit fee income was primarily related to lower servicing fee income due to a reduction in custodial deposits. Servicing fee totaled $8.6 million during the 2024 fiscal third quarter, compared to $14.6 million for the same period of the prior year. For the fiscal quarter ended March 31, 2024, servicing fee income on custodial deposits totaled $10.4 million.
Noninterest Expense
Noninterest expense increased 8% to $123.7 million for the fiscal 2024 third quarter, from $114.6 million for the same quarter last year. The increase was primarily attributable to increases in card processing expense, other expense and compensation and benefits. The period-over-period increase was partially offset by a decrease in impairment expense.

The card processing expense increase was due to rate-related agreements with BaaS partners. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the Effective Federal Funds Rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 57% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2024 third quarter. For the fiscal quarter ended June 30, 2024, contractual, rate-related processing expenses were $27.6 million, as compared to $30.1 million for the fiscal quarter ended March 31, 2024, and $20.5 million for the fiscal quarter ended June 30, 2023.
Income Tax Expense
The Company recorded income tax expense of $5.1 million, representing an effective tax rate of 10.9%, for the fiscal 2024 third quarter, compared to $3.2 million, representing an effective tax rate of 6.6%, for the third quarter last fiscal year. The current quarter increase in income tax expense compared to the prior year quarter was primarily due to a decrease in investment tax credits recognized ratably when compared to the prior year quarter.
The Company originated $4.3 million in renewable energy leases during the fiscal 2024 third quarter, resulting in $1.2 million in total net investment tax credits. During the third quarter of fiscal 2023, the Company originated $21.4 million in renewable energy leases resulting in $5.8 million in total net investment tax credits. For the nine months ended June 30, 2024, the Company originated $42.4 million in renewable energy leases, compared to $50.9 million for the comparable prior year period. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year.
Investments, Loans and Leases

(Dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total investments	$1,759,486	$1,814,140	$1,886,021	$1,840,819	$1,951,996

Loans held for sale
Term lending	—	1,977	2,500	—	3,000
Lease financing	—	—	778	—	—
SBA/USDA	7,030	7,372	—	—	—
Consumer finance	22,350	16,597	66,240	77,779	84,351
Total loans held for sale	29,380	25,946	69,518	77,779	87,351

Term lending	1,533,722	1,489,054	1,452,274	1,308,133	1,253,841
Asset-based lending	473,289	429,556	379,681	382,371	373,160
Factoring	350,740	336,442	335,953	358,344	351,133
Lease financing	155,044	168,616	188,889	183,392	201,996
Insurance premium finance	617,054	522,904	671,035	800,077	666,265
SBA/USDA	563,689	560,433	546,048	524,750	422,389
Other commercial finance	166,653	149,056	160,628	166,091	171,954
Commercial finance	3,860,191	3,656,061	3,734,508	3,723,158	3,440,738
Consumer finance	253,358	267,031	301,510	254,416	200,121
Tax services	43,184	84,502	33,435	5,192	47,194
Warehouse finance	449,962	394,814	349,911	376,915	380,458
Total loans and leases	4,606,695	4,402,408	4,419,364	4,359,681	4,068,511
Net deferred loan origination costs	5,857	6,977	6,917	6,435	4,388
Total gross loans and leases	4,612,552	4,409,385	4,426,281	4,366,116	4,072,899
Allowance for credit losses	(79,836)	(80,777)	(53,785)	(49,705)	(81,916)
Total loans and leases, net	$4,532,716	$4,328,608	$4,372,496	$4,316,411	$3,990,983

The Company's investment security balances at June 30, 2024 totaled $1.76 billion, as compared to $1.81 billion at March 31, 2024 and $1.95 billion at June 30, 2023.
Total gross loans and leases totaled $4.61 billion at June 30, 2024, as compared to $4.41 billion at March 31, 2024 and $4.07 billion at June 30, 2023. The primary driver for the sequential increase was growth in commercial finance loans and warehouse finance loans. This was partially offset by reductions in consumer finance loans and seasonal tax service loans. The year-over-year increase was due to growth across the commercial finance, consumer finance, and warehouse finance loan portfolios, partially offset by a decrease in the seasonal tax services portfolio.
Commercial finance loans, which comprised 84% of the Company's loan and lease portfolio, totaled $3.86 billion at June 30, 2024, reflecting an increase of $204.1 million from March 31, 2024 and an increase of $419.5 million, or 12%, from June 30, 2023. The sequential increase in commercial finance loans was primarily driven by a $94.2 million increase in the insurance premium finance portfolio, a $44.7 million increase in the term lending portfolio, and a $43.7 million increase in the asset-based lending portfolio, partially offset by a decrease in the lease financing portfolio. The increase in commercial finance loans when comparing the current period to the same period of the prior year was primarily driven by increases in the term lending, SBA/USDA, and asset-based lending portfolios, partially offset by reductions in the insurance premium finance, lease financing, and other commercial finance portfolios.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $79.8 million at June 30, 2024, a decrease compared to $80.8 million at March 31, 2024 and a decrease compared to $81.9 million at June 30, 2023. The decrease in the ACL at June 30, 2024, when compared to March 31, 2024, was primarily due to a $2.9 million decrease in the allowance related to the seasonal tax services portfolio, partially offset by a $1.1 million increase in the allowance related to the consumer finance portfolio and a $0.8 million increase in the allowance related to the commercial finance portfolio.
The $2.1 million year-over-year decrease in the ACL was primarily driven by a $4.5 million decrease in the allowance related to the seasonal tax services portfolio and a $1.5 million decrease in the allowance related to the commercial finance portfolio, partially offset by a $3.8 million increase in the allowance related to the consumer finance portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Commercial finance	1.17%	1.21%	1.30%	1.26%	1.35%
Consumer finance	2.23%	1.71%	1.45%	0.92%	0.92%
Tax services	66.35%	37.31%	1.52%	0.04%	70.20%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	1.73%	1.83%	1.22%	1.14%	2.01%
Total loans and leases excluding tax services	1.12%	1.14%	1.21%	1.14%	1.21%

The Company's ACL as a percentage of total loans and leases decreased to 1.73% at June 30, 2024 from 1.83% at March 31, 2024. The decrease in the total loans and leases coverage ratio was primarily driven by the commercial finance portfolio, partially offset by increases in both the seasonal tax services portfolio and consumer finance portfolio. The decrease in the commercial finance loan and lease coverage ratio was due a mix shift within the portfolio with higher balances in term lending and SBA/USDA loans, which typically carry lower reserve rates.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Nine Months Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Beginning balance	$80,777	$53,785	$84,304	$49,705	$45,947
Provision (reversal of) - tax services loans	(3,285)	25,221	(229)	23,292	32,830
Provision (reversal of) - all other loans and leases	8,926	684	2,059	17,820	15,549
Charge-offs - tax services loans	(820)	—	(404)	(1,965)	(2,135)
Charge-offs - all other loans and leases	(7,772)	(5,492)	(5,597)	(18,990)	(14,931)
Recoveries - tax services loans	1,230	5,800	671	7,324	2,432
Recoveries - all other loans and leases	780	779	1,112	2,650	2,224
Ending balance	$79,836	$80,777	$81,916	$79,836	$81,916
The Company recognized a provision for credit losses of $5.9 million for the quarter ended June 30, 2024, compared to $1.8 million for the comparable period in the prior fiscal year. The period-over-period increase in provision for credit losses was primarily due to an increase in provision for credit losses in the commercial finance portfolio of $6.5 million, partially offset by a decrease of $3.1 million in the tax services portfolio. The Company recognized net charge-offs of $6.6 million for the quarter ended June 30, 2024, compared to net charge-offs of $4.2 million for the quarter ended June 30, 2023. Net charge-offs attributable to the commercial finance portfolio for the current quarter were $7.0 million, while net recoveries of $0.4 million were recognized in the tax services portfolio. Net charge-offs attributable to the consumer finance portfolio for the current quarter were insignificant. Net charge-offs attributable to the commercial finance and consumer finance portfolios for the same quarter of the prior year were $2.6 million and $1.9 million, respectively, while a net recovery of $0.3 million was recognized in the tax services portfolio.
The Company's past due loans and leases were as follows for the periods presented.

As of June 30, 2024	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$29,380	$29,380	$—	$—	$—

Commercial finance	28,224	7,348	17,071	52,643	3,807,548	3,860,191	8,427	27,613	36,040
Consumer finance	4,496	3,534	8,588	16,618	236,740	253,358	8,588	—	8,588
Tax services	—	43,184	—	43,184	—	43,184	—	—	—
Warehouse finance	—	—	—	—	449,962	449,962	—	—	—
Total loans and leases held for investment	32,720	54,066	25,659	112,445	4,494,250	4,606,695	17,015	27,613	44,628

Total loans and leases	$32,720	$54,066	$25,659	$112,445	$4,523,629	$4,636,074	$17,015	$27,613	$44,628

As of March 31, 2024	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$323	$546	$843	$1,712	$24,234	$25,946	$843	$—	$843

Commercial finance	36,482	23,986	15,596	76,064	3,579,997	3,656,061	2,679	27,781	30,460
Consumer finance	4,293	3,001	3,093	10,387	256,644	267,031	3,093	—	3,093
Tax services	1,123	—	—	1,123	83,379	84,502	—	—	—
Warehouse finance	—	—	—	—	394,814	394,814	—	—	—
Total loans and leases held for investment	41,898	26,987	18,689	87,574	4,314,834	4,402,408	5,772	27,781	33,553

Total loans and leases	$42,221	$27,533	$19,532	$89,286	$4,339,068	$4,428,354	$6,615	$27,781	$34,396
The Company's nonperforming assets at June 30, 2024 were $46.3 million, representing 0.61% of total assets, compared to $37.2 million, or 0.50% of total assets at March 31, 2024 and $40.8 million, or 0.55% of total assets at June 30, 2023.
The increase in the nonperforming assets as a percentage of total assets at June 30, 2024 compared to March 31, 2024, was primarily driven by an increase in nonperforming loans in the commercial finance portfolio and an increase in nonperforming loans in the consumer finance portfolio due to seasonal activity. When comparing the current period to the same period of the prior year, the increase in nonperforming assets was primarily due to an increase in nonperforming loans in the consumer finance portfolio.
The Company's nonperforming loans and leases at June 30, 2024, were $44.6 million, representing 0.96% of total gross loans and leases, compared to $34.4 million, or 0.78% of total gross loans and leases at March 31, 2024 and $38.8 million, or 0.93% of total gross loans and leases at June 30, 2023.
The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of June 30, 2024
Commercial finance	$3,058,737	$537,278	$63,523	$192,473	$8,180	$3,860,191
Warehouse finance	449,962	—	—	—	—	449,962
Total loans and leases	$3,508,699	$537,278	$63,523	$192,473	$8,180	$4,310,153

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of March 31, 2024
Commercial finance	$2,893,892	$447,110	$87,657	$218,108	$9,294	$3,656,061
Warehouse finance	394,814	—	—	—	—	394,814
Total loans and leases	$3,288,706	$447,110	$87,657	$218,108	$9,294	$4,050,875

Deposits, Borrowings and Other Liabilities
The average balance of total deposits and interest-bearing liabilities was $6.35 billion for the three-month period ended June 30, 2024, compared to $6.01 billion for the same period in the prior fiscal year, representing an increase of 6%. Total average deposits for the fiscal 2024 third quarter increased by $365.7 million to $6.26 billion compared to the same period in fiscal 2023. The increase in average deposits was due to increases in noninterest bearing deposits, wholesale deposits, and money market deposits, partially offset by decreases in savings and time deposits.
Total end-of-period deposits increased 2% to $6.43 billion at June 30, 2024, compared to $6.31 billion at June 30, 2023. The increase in end-of-period deposits was primarily driven by increases in noninterest-bearing deposits of $74.0 million, wholesale deposits of $37.6 million, and money market deposits of $23.1 million, partially offset by decreases in savings and time deposits.
As of June 30, 2024, the Company had $575.7 million in deposits related to government stimulus programs. Of the total amount of government stimulus program deposits, $236.9 million are on activated cards while $338.8 million are on inactivated cards. During the remainder of fiscal year 2024, these deposit balances are expected to decline by approximately $180 million as the Company actively returns unclaimed balances to the U.S. Treasury.
As of June 30, 2024, the Company managed $352.8 million of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with the ability to earn servicing fee income, typically reflective of the EFFR. The sequential quarter decrease in these customer deposits held at other banks was primarily due to the Company retaining more deposits on its balance sheet as a result of the funding of loan growth by the Company during the current quarter.
Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at June 30, 2024, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow. The Company does not intend to sell these securities, or recognize the unrealized losses on its income statement, to fund future loan growth.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	June 30, 2024(1)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Company
Tier 1 leverage capital ratio	9.13%	7.75%	7.96%	8.11%	8.40%
Common equity Tier 1 capital ratio	12.44%	12.30%	11.43%	11.25%	11.52%
Tier 1 capital ratio	12.70%	12.56%	11.69%	11.50%	11.79%
Total capital ratio	14.33%	14.21%	13.12%	12.84%	13.45%
Bank
Tier 1 leverage ratio	9.36%	7.92%	8.15%	8.32%	8.67%
Common equity Tier 1 capital ratio	13.02%	12.83%	11.97%	11.81%	12.17%
Tier 1 capital ratio	13.02%	12.83%	11.97%	11.81%	12.17%
Total capital ratio	14.27%	14.09%	13.01%	12.76%	13.42%
(1) June 30, 2024 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total stockholders' equity	$765,248	$739,462	$729,282	$650,625	$677,721
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	296,496	296,889	297,283	297,679	298,092
LESS: Certain other intangible assets	18,315	19,146	20,093	21,228	22,372
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	11,880	15,862	20,253	19,679	12,157
LESS: Net unrealized (losses) on available for sale securities	(206,584)	(205,460)	(187,901)	(254,294)	(207,358)
LESS: Noncontrolling interest	(506)	(420)	(510)	(1,005)	(631)
ADD: Adoption of Accounting Standards Update 2016-13	1,345	1,345	1,345	2,017	2,017
Common Equity Tier 1(1)	646,992	614,790	581,409	569,355	555,106
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(374)	(311)	(410)	(826)	(454)
Total Tier 1 capital	660,279	628,140	594,660	582,190	568,313
Allowance for credit losses	65,182	62,715	53,037	47,960	60,489
Subordinated debentures, net of issuance costs	19,668	19,642	19,617	19,591	19,566
Total capital	$745,129	$710,497	$667,314	$649,741	$648,368
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, July 24, 2024. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 059075.
The Quarterly Investor Update slide presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

Upcoming Investor Events
•Raymond James U.S. Bank and Banking on Tech Conference, Sept. 5, 2024 | Chicago, IL

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results including our earnings per diluted share guidance, annual effective tax rate and related performance expectations; progress on key strategic initiatives; expected results of our partnerships; impacts of our improved data analytics, underwriting and monitoring processes; expected nonperforming loan resolutions and net charge off rates; the performance of our securities portfolio; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflicts in Ukraine and the Middle East, weather-related disasters, or public health events, such as pandemics, and any governmental or societal responses thereto; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer borrowing, spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2023, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
ASSETS
Cash and cash equivalents	$298,926	$347,888	$671,630	$375,580	$515,271
Securities available for sale, at fair value	1,725,460	1,779,458	1,850,581	1,804,228	1,914,271
Securities held to maturity, at amortized cost	34,026	34,682	35,440	36,591	37,725
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	24,449	25,844	23,694	28,210	30,890
Loans held for sale	29,380	25,946	69,518	77,779	87,351
Loans and leases	4,612,552	4,409,385	4,426,281	4,366,116	4,072,899
Allowance for credit losses	(79,836)	(80,777)	(53,785)	(49,705)	(81,916)
Accrued interest receivable	31,755	30,294	27,080	23,282	22,332
Premises, furniture, and equipment, net	36,953	37,266	38,270	39,160	38,601
Rental equipment, net	209,544	215,885	228,916	211,750	224,212
Goodwill and intangible assets	327,018	328,001	329,241	330,225	331,335
Other assets	280,053	283,245	280,571	292,327	265,654
Total assets	$7,530,280	$7,437,117	$7,927,437	$7,535,543	$7,458,625

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	6,431,516	6,368,344	6,936,055	6,589,182	6,306,976
Short-term borrowings	—	31,000	—	13,000	230,000
Long-term borrowings	33,329	33,373	33,614	33,873	34,178
Accrued expenses and other liabilities	300,187	264,938	228,486	248,863	209,750
Total liabilities	6,765,032	6,697,655	7,198,155	6,884,918	6,780,904

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	251	254	260	262	266
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	636,284	634,415	629,737	628,500	625,825
Retained earnings	343,392	317,964	293,463	278,655	267,100
Accumulated other comprehensive loss	(207,992)	(206,570)	(188,433)	(255,443)	(207,896)
Treasury stock, at cost	(6,181)	(6,181)	(5,235)	(344)	(6,943)
Total equity attributable to parent	765,754	739,882	729,792	651,630	678,352
Noncontrolling interest	(506)	(420)	(510)	(1,005)	(631)
Total stockholders’ equity	765,248	739,462	729,282	650,625	677,721
Total liabilities and stockholders’ equity	$7,530,280	$7,437,117	$7,927,437	$7,535,543	$7,458,625

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest and dividend income:
Loans and leases, including fees	$95,871	$102,750	$81,242	$293,584	$233,517
Mortgage-backed securities	9,748	9,998	10,234	29,795	30,972
Other investments	8,323	14,013	7,870	33,222	24,604
	113,942	126,761	99,346	356,601	289,093
Interest expense:
Deposits	1,689	6,685	164	11,900	2,402
FHLB advances and other borrowings	1,394	1,775	1,717	5,505	3,764
	3,083	8,460	1,881	17,405	6,166

Net interest income	110,859	118,301	97,465	339,196	282,927

Provision for credit loss	5,881	26,052	1,773	41,823	48,312

Net interest income after provision for credit loss	104,978	92,249	95,692	297,373	234,615

Noninterest income:
Refund transfer product fees	9,111	28,942	8,262	38,475	39,144
Refund advance fee income	(67)	43,200	(927)	43,244	37,685
Card and deposit fees	33,408	35,344	39,708	99,502	119,513
Rental income	13,779	13,720	13,980	40,958	39,628
Gain on sale of trademarks	—	—	—	—	10,000
Gain on sale of other	4,675	1,695	821	9,210	657
Other income	4,965	6,044	5,889	16,188	13,921
Total noninterest income	65,871	128,945	67,733	247,577	260,548

Noninterest expense:
Compensation and benefits	48,449	54,073	47,402	149,174	137,966
Refund transfer product expense	2,136	7,366	1,727	9,694	9,695
Refund advance expense	47	1,846	239	1,923	1,869
Card processing	34,314	35,163	26,342	104,061	75,949
Occupancy and equipment expense	9,070	9,293	8,595	27,211	25,417
Operating lease equipment depreciation	10,465	10,424	10,517	31,312	34,864
Legal and consulting	5,410	6,141	5,089	16,443	19,469
Intangible amortization	983	1,240	1,168	3,207	3,861
Impairment expense	999	2,013	2,749	3,012	3,273
Other expense	11,806	12,872	10,750	37,347	34,410
Total noninterest expense	123,679	140,431	114,578	383,384	346,773

Income before income tax expense	47,170	80,763	48,847	161,566	148,390

Income tax expense	5,123	15,246	3,243	26,088	18,996

Net income before noncontrolling interest	42,047	65,517	45,604	135,478	129,394
Net income attributable to noncontrolling interest	212	249	508	718	1,685
Net income attributable to parent	$41,835	$65,268	$45,096	$134,760	$127,709

Less: Allocation of Earnings to participating securities(1)	432	524	690	1,180	1,920
Net income attributable to common shareholders(1)	41,403	64,744	44,406	133,580	125,789
Earnings per common share:
Basic	$1.66	$2.56	$1.69	$5.27	$4.63
Diluted	$1.66	$2.56	$1.68	$5.27	$4.62
Shares used in computing earnings per common share:
Basic	24,946,085	25,281,743	26,346,693	25,335,621	27,152,773
Diluted	24,979,818	25,311,144	26,447,032	25,364,642	27,238,801
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended June 30,	2024			2023
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$224,987	$2,053	3.67%	$248,865	$2,441	3.93%
Mortgage-backed securities	1,438,683	9,748	2.73%	1,533,122	10,234	2.68%
Tax exempt investment securities	128,117	911	3.62%	145,474	989	3.45%
Asset-backed securities	220,461	3,148	5.74%	188,039	2,120	4.52%
Other investment securities	282,966	2,211	3.14%	292,025	2,320	3.19%
Total investments	2,070,227	16,018	3.16%	2,158,660	15,663	2.96%
Commercial finance	3,756,152	78,353	8.39%	3,268,780	68,174	8.37%
Consumer finance	286,476	6,865	9.64%	225,470	4,665	8.30%
Tax services	56,836	55	0.39%	52,477	25	0.19%
Warehouse finance	407,210	10,598	10.47%	372,498	8,378	9.02%
Total loans and leases	4,506,674	95,871	8.56%	3,919,225	81,242	8.31%
Total interest-earning assets	$6,801,888	$113,942	6.75%	$6,326,750	$99,346	6.31%
Noninterest-earning assets	537,525			574,840
Total assets	$7,339,413			$6,901,590

Interest-bearing liabilities:
Interest-bearing checking	$684	$—	0.14%	$339	$—	0.22%
Savings	56,565	3	0.02%	69,310	7	0.04%
Money markets	178,255	584	1.32%	126,994	76	0.24%
Time deposits	4,265	3	0.32%	6,224	3	0.19%
Wholesale deposits	74,167	1,099	5.96%	5,794	78	5.38%
Total interest-bearing deposits (a)	313,936	1,689	2.16%	208,661	164	0.32%
Overnight fed funds purchased	52,374	730	5.61%	78,320	1,057	5.42%
Subordinated debentures	19,651	355	7.26%	19,549	355	7.28%
Other borrowings	13,705	309	9.07%	14,850	305	8.24%
Total borrowings	85,730	1,394	6.54%	112,719	1,717	6.11%
Total interest-bearing liabilities	399,666	3,083	3.10%	321,380	1,881	2.35%
Noninterest-bearing deposits (b)	5,947,054	—	—%	5,686,581	—	—%
Total deposits and interest-bearing liabilities	$6,346,720	$3,083	0.20%	$6,007,961	$1,881	0.13%
Other noninterest-bearing liabilities	252,763			206,708
Total liabilities	6,599,483			6,214,669
Shareholders' equity	739,930			686,921
Total liabilities and shareholders' equity	$7,339,413			$6,901,590
Net interest income and net interest rate spread including noninterest-bearing deposits		$110,859	6.56%		$97,465	6.19%

Net interest margin			6.56%			6.18%
Tax-equivalent effect			0.01%			0.02%
Net interest margin, tax-equivalent(2)			6.57%			6.20%

Total cost of deposits (a+b)	6,260,990	1,689	0.11%	5,895,242	164	0.01%
(1) Tax rate used to arrive at the TEY for the three months ended June 30, 2024 and 2023 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Equity to total assets	10.16%	9.94%	9.20%	8.63%	9.09%
Book value per common share outstanding	$30.51	$29.14	$28.06	$24.85	$25.54
Tangible book value per common share outstanding	$17.47	$16.21	$15.39	$12.24	$13.05
Common shares outstanding	25,085,230	25,377,986	25,988,230	26,183,583	26,539,272
Nonperforming assets to total assets	0.61%	0.50%	0.53%	0.77%	0.55%
Nonperforming loans and leases to total loans and leases	0.96%	0.78%	0.88%	1.26%	0.93%
Net interest margin	6.56%	6.23%	6.23%	6.19%	6.18%
Net interest margin, tax-equivalent	6.57%	6.24%	6.24%	6.21%	6.20%
Return on average assets	2.28%	3.17%	1.46%	1.97%	2.61%
Return on average equity	22.62%	35.72%	16.87%	21.12%	26.26%
Full-time equivalent employees	1,232	1,204	1,218	1,193	1,186

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023
Average interest earning assets	$6,801,888	$7,635,842	$6,326,750
Net interest income	$110,859	$118,301	$97,465
Net interest margin	6.56%	6.23%	6.18%
Quarterly average total deposits	$6,260,990	$7,168,673	$5,895,242
Deposit interest expense	$1,689	$6,685	$164
Cost of deposits	0.11%	0.38%	0.01%

Adjusted Net Interest Margin and Adjusted Cost of Deposits
Average interest earning assets	$6,801,888	$7,635,842	$6,326,750
Net interest income	110,859	118,301	97,465
Less: Contractual, rate-related processing expense	27,595	30,094	20,528
Adjusted net interest income	$83,264	$88,207	$76,937
Adjusted net interest margin	4.92%	4.65%	4.88%
Average total deposits	$6,260,990	$7,168,673	$5,895,242
Deposit interest expense	1,689	6,685	164
Add: Contractual, rate-related processing expense	27,595	30,094	20,528
Adjusted deposit expense	$29,284	$36,779	$20,692
Adjusted cost of deposits	1.88%	2.06%	1.41%